EXHIBIT 99.1

Oxford: Owner of Tommy Bahama, Lilly Pulitzer and Johnny Was Reports Record Fourth-Quarter and Full-Year Fiscal 2022 Results, Increases Quarterly Dividend 18%

  Full-year sales increased 24% to $1.41 billion
  2022 operating margin increased 100 basis points to 15.5%, or 130 basis points to 16.6% on an adjusted basis
  GAAP EPS increased 31% to $10.19 and adjusted EPS increased 36% to $10.88
  Initiates fiscal 2023 guidance of revenues of $1.62 billion to $1.66 billion, GAAP EPS of $10.86 to $11.26 and adjusted EPS of $11.50 to $11.90

ATLANTA , March 23, 2023 (GLOBE NEWSWIRE) -- Oxford Industries, Inc. (NYSE:OXM) today announced financial results for its fourth quarter and full fiscal year 2022 ended January 28, 2023.

Consolidated net sales for the full fiscal 2022 year increased 24% to $1.41 billion compared to $1.14 billion in fiscal 2021. Earnings per share (EPS) on a GAAP basis increased 31% to $10.19 compared to $7.78 in fiscal 2021. On an adjusted basis, EPS increased 36% to $10.88 compared to $7.99 in fiscal 2021.

Consolidated net sales in the fourth quarter of fiscal 2022 increased 28% to $382 million compared to $300 million in the fourth quarter of fiscal 2021. EPS on a GAAP basis increased to $2.00 compared to $1.50 in the fourth quarter of fiscal 2021. On an adjusted basis, EPS increased to $2.28 compared to $1.68 in the fourth quarter of fiscal 2021.

Tom Chubb, Chairman and CEO, commented, “I am extremely proud of our team for delivering record results for both the fourth quarter and full year. Our strategy of creating aspirational lifestyles through compelling product collections, inspiring advertising campaigns and uplifting shopping experiences is resonating with customers across our powerful portfolio of leading brands. Fiscal 2022 was highlighted by robust organic growth in all brands and all channels of distribution with sales in Tommy Bahama, our largest brand, up 22%, Lilly Pulitzer up 13% and the Emerging Brands Group up 29%. Our performance also benefitted from Johnny Was, a fantastic brand and business we added to our portfolio in the third quarter. The combination of our top-line performance, meaningful gross margin expansion and expense leverage fueled a 36% year-over-year increase in adjusted earnings per share to a record $10.88.

Our plan for fiscal 2023 is to capitalize on the momentum we’ve built across our portfolio of brands to drive double digit top- and bottom-line growth. We are excited about our plans for 2023 and believe continued consumer interest in elegant casualwear, moving to warmer climates and travel are all macro trends that play to our strengths. We believe these factors position us well to deliver another year of excellent results.”

Mr. Chubb concluded, “At the foundation of our company and the source of all our success is our incredible team of people. We are enormously grateful for each and every one of them and all that they do.”

Fiscal 2022 versus Fiscal 2021

Net Sales by Operating Group	Fourth Quarter			Fiscal Year
($ in millions)	2022	2021	% Change	2022	2021	% Change
Tommy Bahama	$229.6	$210.3	9%	$880.2	$724.3	22%
Lilly Pulitzer	74.5	65.9	13%	339.3	299.0	13%
Emerging Brands	27.9	22.7	23%	116.5	90.1	29%
Other	0.6	0.8	nm	3.0	3.9	nm
Acquired or Exited Businesses
Johnny Was (acquired 9/19/2022)	49.9	0.0	nm	72.6	0.0	nm
Lanier Apparel (exited 3Q21)	0.0	0.1	nm	0.0	24.9	nm
Total Company	$382.5	$299.9	28%	$1,412	$1,142	24%

  For the full 2022 fiscal year, consolidated net sales increased 24% to $1.41 billion, including net sales of $73 million for Johnny Was for the 19-week period under Oxford ownership, from $1.14 billion in the prior year, which included $25 million of net sales for Lanier Apparel. Fourth-quarter consolidated net sales increased 28% over the prior year to $382 million, including net sales for Johnny Was of $50 million in its first full quarter in the Oxford portfolio. These net sales increases include the following growth in each of our distribution channels.

    For the full fiscal year 2022, full-price DTC sales increased $175 million, or 24%, to $898 million versus fiscal 2021, including $56 million of DTC sales in Johnny Was and a 16% aggregate increase in DTC sales in Tommy Bahama, Lilly Pulitzer and Emerging Brands. For the fourth quarter, full-price DTC sales were $258 million in fiscal 2022, including Johnny Was net sales of $38 million and an 8% aggregate increase in full-price DTC sales in Tommy Bahama, Lilly Pulitzer and Emerging Brands, compared to $203 million in the prior year.

      Full-price retail sales of $487 million for the year and $134 million for the fourth quarter were 26% and 23% higher than respective prior-year periods. This includes full-price retail sales in Johnny Was of $26 million for the 19-week period in fiscal 2022 and $17 million for the fourth quarter. Full-price retail sales in Tommy Bahama, Lilly Pulitzer and Emerging Brands, in the aggregate, grew 19% for the year and 7% for the quarter.
      Full-price e-commerce sales grew 22% to $412 million for the full year and 31% for the fourth quarter. This includes full-price e-commerce sales in Johnny Was of $31 million for the year and $21 million for the fourth quarter. Full-price e-commerce sales in Tommy Bahama, Lilly Pulitzer and Emerging Brands, in the aggregate, grew 13% for the year and 8% for the quarter.

    Sales from Lilly Pulitzer flash sales were $54 million for the year and $18 million for the quarter versus $32 million and $13 million in the same periods of fiscal 2021.
    Outlet sales were $66 million for the year and $17 million for the quarter, 16% and 10% increases, respectively, versus prior-year results. Both the full year and the fourth quarter of fiscal 2022 included $1 million of Johnny Was outlet sales.
    Restaurant sales grew 13% to $109 million for the full year and 10% to $28 million for the fourth quarter versus fiscal 2021.
    Wholesale sales of $282 million for the year and $61 million for the quarter were 22% and 44% higher, respectively, than fiscal 2021. Johnny Was contributed wholesale sales of $16 million for the full year and $11 million for the fourth quarter of fiscal 2022, while Lanier Apparel wholesale sales in fiscal 2021 were $25 million for the full year.

  Gross margin increased to 63.0% on a GAAP basis and 63.5% on an adjusted basis for full-year fiscal 2022 compared to 61.8% GAAP and 63.0% adjusted in the prior year. For the fourth quarter, fiscal 2022 gross margin increased to 60.8% GAAP and 61.5% adjusted compared to 59.2% GAAP and 61.3% adjusted in the fourth quarter of fiscal 2021.
  SG&A was $692 million for full-year fiscal 2022 compared to $574 million in fiscal 2021, increasing primarily due to increases in employment cost, advertising costs, variable expenses, occupancy and other expenses to support sales growth. Fiscal 2022 included SG&A associated with Johnny Was for the 19-week period, including operational SG&A of $41 million, amortization of intangible assets of $5 million and transaction and integration costs of $3 million. On an adjusted basis, SG&A was $684 million for full-year fiscal 2022 compared to $564 million in fiscal 2021. For the fourth quarter of Fiscal 2022, SG&A was $196 million on a GAAP basis and $193 million on an adjusted basis compared to SG&A of $153 million on a GAAP basis and $152 million on an adjusted basis in the fourth quarter of fiscal 2021.
  Royalties and other operating income decreased by $11 million to $22 million for the full year. This decrease was primarily driven by a $12 million gain on the sale of an unconsolidated entity in the third quarter of fiscal 2021 and a $3 million gain on the sale of the Lanier Apparel distribution center in Toccoa, Georgia in the fourth quarter of fiscal 2021. Royalties for fiscal 2022 increased in both Tommy Bahama and Lilly Pulitzer for the year.
  Full-year operating income was $219 million in fiscal 2022, compared to $166 million in fiscal 2021. This represents an operating margin increase of 100 bps to 15.5% on a GAAP basis. On an adjusted basis, full-year operating income increased to $234 million, or 16.6% of net sales, compared to $174 million in fiscal 2021. This represents an operating margin increase of 130 bps on an adjusted basis. For the fourth quarter of fiscal 2022, operating income on a GAAP basis was $40 million compared to $32 million in the prior year, while adjusted operating income was $46 million in fiscal 2022 and $36 million in fiscal 2021.
  Interest expense was $3 million for the year and $2 million for the fourth quarter of 2022. Interest expense for both the full year and fourth quarter of fiscal 2021 was less than $1 million. The increased interest expense was due to the increased debt levels as a result of the acquisition of Johnny Was.
  The effective tax rate for fiscal 2022 was 23% compared to 20% for fiscal 2021, both of which are lower than a typical effective tax rate. The effective tax rate for the fourth quarter of fiscal 2022 was 16% compared to 20% for the fourth quarter of fiscal 2021. The effective tax rates for each period included certain favorable discrete items that are not expected to occur in future periods.

Balance Sheet and Liquidity

Inventory increased $102 million on a LIFO basis and $106 million, or 58%, on a FIFO basis compared to the end of the fourth quarter of fiscal 2021. Inventory balances at January 28, 2023 represent a more normalized level after inventory levels were lower than optimal throughout fiscal 2021 when a stronger than expected rebound in consumer demand outpaced inventory purchases. Also, the inventory increase reflects: (i) $20 million of Johnny Was inventory, (ii) the early receipt of incremental inventory of approximately $25 million to mitigate risks of supply chain delays or disruptions, (iii) anticipated sales increases in fiscal 2023 and (iv) higher product costs. Compared to the end of the fourth quarter of fiscal 2019, on a FIFO basis, inventory increased by 37% while sales for fiscal 2023 are expected to be 44% to 48% higher than fiscal 2019.

As of January 28, 2023, the Company had $119 million of borrowings outstanding under its revolving credit agreement, compared to no borrowings at the end of the prior year. Also, the Company had $9 million of cash and cash equivalents versus $210 million of cash, cash equivalents and short-term investments at the end of the fourth quarter of fiscal 2021. Both the increase in debt outstanding and reduction in cash, cash equivalents and short-term investments were due to the acquisition of Johnny Was in fiscal 2022.

On March 6, 2023, the Company amended its revolving credit facility, which extended the maturity date from July 2024 to March 2028 and increased the spreads on the variable interest rate borrowings by approximately 25 basis points.

Dividend and Share Repurchase

The Board of Directors declared a quarterly cash dividend of $0.65 per share, which represents an 18% increase over its previous quarterly dividend rate of $0.55. The dividend is payable on April 28, 2023 to shareholders of record as of the close of business on April 14, 2023. The Company has paid dividends every quarter since it became publicly owned in 1960.

During the fourth quarter of fiscal 2022, the Company completed the $100 million 10b5-1 share repurchase plan entered into in December 2021. Under this plan, the Company repurchased approximately 1.1 million shares (representing over 6% of total shares outstanding) at an average price of $90 per share. This consists of $8 million in the fourth quarter of fiscal 2021 and $92 million in fiscal 2022. As of January 28, 2023, the Company has $50 million remaining under its Board of Directors’ prior share repurchase authorization.

Outlook

For fiscal 2023, a 53-week year ending on February 3, 2024, the Company initiated sales and EPS guidance. The Company expects net sales in a range of $1.62 billion to $1.66 billion as compared to net sales of $1.41 billion in fiscal 2022. In fiscal 2023, GAAP EPS is expected to be between $10.86 and $11.26 compared to fiscal 2022 GAAP EPS of $10.19. Adjusted EPS is expected to be between $11.50 and $11.90, compared to fiscal 2022 adjusted EPS of $10.88.

For the first quarter of fiscal 2023, the Company expects net sales to be between $405 million and $425 million compared to net sales of $353 million in the first quarter of fiscal 2022. GAAP EPS is expected to be in a range of $3.44 to $3.64 in the first quarter compared to GAAP EPS of $3.45 in the first quarter of fiscal 2022. Adjusted EPS is expected to be between $3.60 and $3.80 compared to adjusted EPS of $3.50 in the first quarter of fiscal 2022.

The Company anticipates higher interest expense at $5 million to $6 million, with about half that interest expense in the first quarter, as the Company expects to significantly reduce debt during the year. This compares to $3 million in the full year of 2022. The Company’s effective tax rate is expected to be between 25% and 26%.

Capital expenditures in fiscal 2023 are expected to be approximately $90 million compared to $47 million in fiscal 2022. The planned increase is primarily due to increased investment in various technology systems initiatives, the commencement of a significant multi-year project at the Company's Lyons, Georgia distribution center to enhance its direct-to-consumer throughput capabilities, increased Marlin Bar openings in Fiscal 2023, the addition of Johnny Was, which is increasing its store count by 10 or more stores this year, and increases in store openings in other brands.

Conference Call

The Company will hold a conference call with senior management to discuss its financial results at 4:30 p.m. ET today. A live web cast of the conference call will be available on the Company’s website at www.oxfordinc.com. A replay of the call will be available through April 6, 2023 by dialing (412) 317-6671 access code 13736865.

About Oxford

Oxford Industries, Inc., a leader in the apparel industry, owns and markets the distinctive Tommy Bahama®, Lilly Pulitzer®, Johnny Was®, Southern Tide®, The Beaufort Bonnet Company® and Duck Head® lifestyle brands. Oxford's stock has traded on the New York Stock Exchange since 1964 under the symbol OXM. For more information, please visit Oxford's website at www.oxfordinc.com.

Basis of Presentation

All per share information is presented on a diluted basis.

Non-GAAP Financial Information

The Company reports its consolidated financial statements in accordance with generally accepted accounting principles (GAAP).  To supplement these consolidated financial results, management believes that a presentation and discussion of certain financial measures on an adjusted basis, which exclude certain non-operating or discrete gains, charges or other items, may provide a more meaningful basis on which investors may compare the Company’s ongoing results of operations between periods. These measures include adjusted earnings, adjusted earnings per share, adjusted gross profit, adjusted gross margin, adjusted SG&A, and adjusted operating income, among others.

Management uses these non-GAAP financial measures in making financial, operational, and planning decisions to evaluate the Company’s ongoing performance. Management also uses these adjusted financial measures to discuss its business with investment and other financial institutions, its board of directors and others.  Reconciliations of these adjusted measures to the most directly comparable financial measures calculated in accordance with GAAP are presented in tables included at the end of this release.

Safe Harbor

This press release includes statements that constitute forward-looking statements within the meaning of the federal securities laws. Generally, the words "believe," "expect," "intend," "estimate," "anticipate," "project," "will" and similar expressions identify forward-looking statements, which typically are not historical in nature. We intend for all forward-looking statements contained herein, in our press releases or on our website, and all subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf, to be covered by the safe harbor provisions for forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 (which Sections were adopted as part of the Private Securities Litigation Reform Act of 1995). Such statements are subject to a number of risks, uncertainties and assumptions including, without limitation, demand for our products, which may be impacted by competitive conditions and/or evolving consumer shopping patterns; macroeconomic factors that may impact consumer discretionary spending and pricing levels for apparel and related products, many of which may be impacted by current inflationary pressures, rising interest rates, concerns about the stability of the banking industry or general economic uncertainty; acquisition activities (such as our recent acquisition of Johnny Was), including our ability to integrate key functions, recognize anticipated synergies and minimize related disruptions or distractions to our business as a result of these activities; the impact of the coronavirus (COVID-19) pandemic on our business, operations and financial results; supply chain disruptions; costs and availability of labor and freight deliveries, including our ability to appropriately staff our retail stores and restaurants; costs of products as well as the raw materials used in those products, as well as our ability to pass along price increases to consumers; energy costs; our ability to be more hyper-digital and respond to rapidly changing consumer expectations; the ability of business partners, including suppliers, vendors, wholesale customers, licensees, logistics providers and landlords, to meet their obligations to us and/or continue our business relationship to the same degree; retention of and disciplined execution by key management and other critical personnel; cybersecurity breaches and ransomware attacks, as well as our and our third party vendors’ ability to properly collect, use, manage and secure business, consumer and employee data; the level of our indebtedness, including the risks associated with heightened interest rates on the debt and the potential impact on our ability to operate and expand our business; changes in international, federal or state tax, trade and other laws and regulations, including the potential imposition of additional duties; the timing of shipments requested by our wholesale customers; weather; fluctuations and volatility in global financial and/or real estate markets; the timing and cost of retail store and food and beverage location openings and remodels, technology implementations and other capital expenditures; store closures or other operating restrictions due to COVID-19, natural disaster or otherwise; expected outcomes of pending or potential litigation and regulatory actions; the increased consumer, employee and regulatory focus on environmental, social and governance issues; the regulation or prohibition of goods sourced, or containing raw materials or components, from certain regions and our ability to evidence compliance; access to capital and/or credit markets; factors that could affect our consolidated effective tax rate; the risk of impairment to goodwill and other intangible assets; and geopolitical risks, including those related to the war between Russia and Ukraine. Forward-looking statements reflect our expectations at the time such forward-looking statements are made, based on information available at such time, and are not guarantees of performance. Although we believe that the expectations reflected in such forward-looking statements are reasonable, these expectations could prove inaccurate as such statements involve risks and uncertainties, many of which are beyond our ability to control or predict. Should one or more of these risks or uncertainties, or other risks or uncertainties not currently known to us or that we currently deem to be immaterial, materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Important factors relating to these risks and uncertainties include, but are not limited to, those described in Part I. Item 1A. Risk Factors contained in our Annual Report on Form 10-K for Fiscal 2021, and those described from time to time in our future reports filed with the SEC. We caution that one should not place undue reliance on forward-looking statements, which speak only as of the date on which they are made. We disclaim any intention, obligation or duty to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Contact:  Jevon Strasser
E-mail:  InvestorRelations@oxfordinc.com

Oxford Industries, Inc.
Consolidated Balance Sheets
(in thousands, except par amounts)
(unaudited)

	January 28, 2023	January 29, 2022
ASSETS
Current Assets
Cash and cash equivalents	$8,826	$44,859
Short-term investments	—	164,890
Receivables, net	43,986	31,588
Inventories, net	220,138	117,709
Income tax receivable	19,440	19,728
Prepaid expenses and other current assets	38,073	21,561
Total Current Assets	$330,463	$400,335
Property and equipment, net	177,584	152,447
Intangible assets, net	283,845	155,307
Goodwill	120,498	23,869
Operating lease assets	240,690	195,100
Other assets, net	35,585	30,584
Total Assets	$1,188,665	$957,642
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$94,611	$80,753
Accrued compensation	35,022	30,345
Current portion of operating lease liabilities	73,865	61,272
Accrued expenses and other liabilities	66,141	53,796
Total Current Liabilities	$269,639	$226,166
Long-term debt	119,011	—
Non-current portion of operating lease liabilities	220,709	199,488
Other non-current liabilities	20,055	21,413
Deferred income taxes	2,981	2,911
Shareholders’ Equity
Common stock, $1.00 par value per share	15,774	16,805
Additional paid-in capital	172,175	163,156
Retained earnings	370,145	331,175
Accumulated other comprehensive loss	(1,824)	(3,472)
Total Shareholders’ Equity	$556,270	$507,664
Total Liabilities and Shareholders’ Equity	$1,188,665	$957,642

Oxford Industries, Inc.
Consolidated Statements of Operations
(in thousands, except per share amounts)
(unaudited)

Fourth Quarter

	Fiscal 2022	Fiscal 2021	Fiscal 2022	Fiscal 2021
Net sales	$382,484	$299,916	$1,411,528	$1,142,079
Cost of goods sold	149,849	122,447	522,673	435,861
Gross profit	$232,635	$177,469	$888,855	$706,218
SG&A	196,430	152,639	692,004	573,636
Royalties and other operating income	3,905	7,177	21,923	32,921
Operating income	$40,110	$32,007	$218,774	$165,503
Interest expense, net	1,835	259	3,049	944
Earnings before income taxes	$38,275	$31,748	$215,725	$164,559
Income tax expense	6,226	6,340	49,990	33,238
Net earnings	$32,049	$25,408	$165,735	$131,321
Net earnings per share:
Basic	$2.05	$1.53	$10.42	$7.90
Diluted	$2.00	$1.50	$10.19	$7.78
Weighted average shares outstanding:
Basic	15,632	16,645	15,902	16,631
Diluted	16,037	16,955	16,259	16,869
Dividends declared per share	$0.55	$0.42	$2.20	$1.63

Oxford Industries, Inc. Consolidated Statements of Cash Flows (in thousands) (unaudited)
	Fiscal 2022	Fiscal 2021
Cash Flows From Operating Activities:
Net earnings	$165,735	$131,321
Adjustments to reconcile net earnings to cash flows from operating activities:
Depreciation	41,503	39,062
Amortization of intangible assets	6,102	880
Impairment of property and equipment	1,430	1,656
Equity compensation expense	10,577	8,186
Gain on sale of investment in unconsolidated entity	—	(11,586)
Gain on sale of property and equipment	(600)	(2,669)
Amortization of deferred financing costs	344	344
Change in fair value of contingent consideration	—	1,188
Deferred income taxes	(1,867)	4,054
Changes in operating assets and liabilities, net of acquisitions and dispositions:
Receivables, net	(1,966)	(15)
Inventories, net	(78,966)	5,378
Income tax receivable	288	(1,753)
Prepaid expenses and other current assets	(12,793)	(889)
Current liabilities	8,635	27,585
Other non-current assets, net	14,233	37,534
Other non-current liabilities	(27,045)	(42,270)
Cash provided by operating activities	$125,610	$198,006
Cash Flows From Investing Activities:
Acquisitions, net of cash acquired	(263,648)	—
Purchases of property and equipment	(46,668)	(31,894)
Purchases of short-term investments	(70,000)	(165,000)
Proceeds from short-term investments	234,852	—
Proceeds from sale of investment in unconsolidated entity	—	14,586
Other investing activities	(6,283)	736
Cash used in investing activities	$(151,747)	$(181,572)
Cash Flows From Financing Activities:
Repayment of revolving credit arrangements	(145,894)	—
Proceeds from revolving credit arrangements	264,905	—
Repurchase of common stock	(91,674)	(8,359)
Proceeds from issuance of common stock	1,599	1,452
Repurchase of equity awards for employee tax withholding liabilities	(3,166)	(2,983)
Cash dividends paid	(35,287)	(27,536)
Other financing activities	(2,010)	(749)
Cash used in financing activities	$(11,527)	$(38,175)
Net change in cash and cash equivalents	(37,664)	(21,741)
Effect of foreign currency translation on cash and cash equivalents	1,631	587
Cash and cash equivalents at the beginning of year	44,859	66,013
Cash and cash equivalents at the end of period	$8,826	$44,859

Oxford Industries, Inc.
Reconciliations of Certain Non-GAAP Financial Information
(in millions, except per share amounts)
(unaudited)

Fourth Quarter

AS REPORTED	Fiscal 2022	Fiscal 2021	% Change	Fiscal 2022	Fiscal 2021	% Change
Tommy Bahama
Net sales	$229.6	$210.3	9.1%	$880.2	$724.3	21.5%
Gross profit	$147.8	$132.9	11.2%	$567.6	$459.6	23.5%
Gross margin	64.4%	63.2%		64.5%	63.5%
Operating income	$42.3	$38.2	10.6%	$172.8	$111.7	54.6%
Operating margin	18.4%	18.2%		19.6%	15.4%
Lilly Pulitzer
Net sales	$74.5	$65.9	13.0%	$339.3	$299.0	13.5%
Gross profit	$45.2	$39.4	14.6%	$225.0	$201.1	11.9%
Gross margin	60.7%	59.8%		66.3%	67.3%
Operating income	$6.7	$1.9	256.8%	$67.1	$63.6	5.5%
Operating margin	9.0%	2.9%		19.8%	21.3%
Johnny Was(1)
Net sales	$49.9	$0.0	100.0%	$72.6	$0.0	100.0%
Gross profit	$30.2	$0.0	100.0%	$44.8	$0.0	100.0%
Gross margin	60.4%	0.0%		61.7%	0.0%
Operating income (loss)	$(1.7)	$0.0	100.0%	$(1.5)	$0.0	100.0%
Operating margin	(3.3)%	0.0%		(2.1)%	0.0%
Emerging Brands (2)
Net sales	$27.9	$22.7	22.8%	$116.5	$90.1	29.4%
Gross profit	$9.1	$11.4	(20.0)%	$53.0	$47.7	11.2%
Gross margin	32.7%	50.1%		45.5%	52.9%
Operating income	$0.1	$3.1	(95.3)%	$15.6	$16.6	(6.3)%
Operating margin	0.5%	13.6%		13.4%	18.5%
Lanier Apparel
Net sales	$0.0	$0.1	(100.0)%	$0.0	$24.9	(100.0)%
Gross profit	$0.0	$0.0	(100.0)%	$0.0	$12.3	(100.0)%
Gross margin	0.0%	0.9%		0.0%	49.3%
Operating income	$0.0	$2.8	(100.0)%	$0.0	$4.9	(100.0)%
Operating margin	0.0%	NM		0.0%	19.7%
Corporate and Other (2)
Net sales	$0.6	$0.8	(28.7)%	$3.0	$3.9	(23.6)%
Gross profit	$0.4	$(6.2)	NM	$(1.5)	$(14.4)	NM
Operating loss	$(7.4)	$(14.0)	NM	$(35.1)	$(31.4)	NM
Consolidated
Net sales	$382.5	$299.9	27.5%	$1,411.5	$1,142.1	23.6%
Gross profit	$232.6	$177.5	31.1%	$888.9	$706.2	25.9%
Gross margin	60.8%	59.2%		63.0%	61.8%
SG&A	$196.4	$152.6	28.7%	$692.0	$573.6	20.6%

SG&A as % of net sales	51.4%	50.9%		49.0%	50.2%
Operating income	$40.1	$32.0	25.3%	$218.8	$165.5	32.2%
Operating margin	10.5%	10.7%		15.5%	14.5%
Earnings before income taxes	$38.3	$31.7	20.6%	$215.7	$164.6	31.1%
Net earnings	$32.0	$25.4	26.1%	$165.7	$131.3	26.2%
Net earnings per diluted share	$2.00	$1.50	33.3%	$10.19	$7.78	31.0%
Weighted average shares outstanding - diluted	16.0	17.0	(5.4)%	16.3	16.9	(3.6)%

Fourth Quarter

ADJUSTMENTS	Fiscal 2022	Fiscal 2021	% Change	Fiscal 2022	Fiscal 2021	% Change
LIFO adjustments(3)	$(0.4)	$6.3		$2.7	$15.9
Inventory step-up charge in Johnny Was(4)	$2.9	$0.0		$4.2	$0.0
Lanier Apparel exit charges in cost of goods sold(5)	$0.0	$0.0		$0.0	$(2.8)
Tommy Bahama lease termination charges(6)	$0.0	$0.0		$0.0	$4.9
Amortization of Johnny Was intangible assets(7)	$3.6	$0.0		$5.2	$0.0
Amortization of Southern Tide intangible assets(8)	$0.0	$0.1		$0.0	$0.3
TBBC change in fair value of contingent consideration(9)	$0.0	$0.4		$0.0	$1.2
Lanier Apparel exit charges in SG&A(10)	$0.0	$0.0		$0.0	$3.8
Gain on sale of Lanier Apparel distribution center(11)	$0.0	$(2.7)		$0.0	$(2.7)
Transaction expenses and integration costs associated with the Johnny
Was acquisition(12)	$0.0	$0.0		$2.8	$0.0
Gain on sale of investment in unconsolidated entity(13)	$0.0	$0.0		$0.0	$(11.6)
Impact of income taxes(14)	$(1.5)	$(1.1)		$(3.7)	$(5.4)
Adjustment to net earnings(15)	$4.5	$3.0		$11.2	$3.5
AS ADJUSTED
Tommy Bahama
Net sales	$229.6	$210.3	9.1%	$880.2	$724.3	21.5%
Gross profit	$147.8	$132.9	11.2%	$567.6	$459.6	23.5%
Gross margin	64.4%	63.2%		64.5%	63.5%
Operating income	$42.3	$38.2	10.6%	$172.8	$116.6	48.2%
Operating margin	18.4%	18.2%		19.6%	16.1%
Lilly Pulitzer
Net sales	$74.5	$65.9	13.0%	$339.3	$299.0	13.5%
Gross profit	$45.2	$39.4	14.6%	$225.0	$201.1	11.9%
Gross margin	60.7%	59.8%		66.3%	67.3%
Operating income	$6.7	$1.9	256.8%	$67.1	$63.6	5.5%
Operating margin	9.0%	2.9%		19.8%	21.3%
Johnny Was(1)
Net sales	$49.9	$0.0	100.0%	$72.6	$0.0	100.0%
Gross profit	$33.0	$0.0	100.0%	$49.0	$0.0	100.0%
Gross margin	66.1%	0.0%		67.5%	0.0%
Operating income	$4.7	$0.0	100.0%	$7.9	$0.0	100.0%
Operating margin	9.5%	0.0%		10.9%	0.0%
Emerging Brands (2)
Net sales	$27.9	$22.7	22.8%	$116.5	$90.1	29.4%
Gross profit	$9.1	$11.4	(20.0)%	$53.0	$47.7	11.2%
Gross margin	32.7%	50.1%		45.5%	52.9%
Operating income	$0.1	$3.6	(95.9)%	$15.6	$18.1	(13.9)%
Operating margin	0.5%	15.7%		13.4%	20.1%
Lanier Apparel
Net sales	$0.0	$0.1	(100.0)%	$0.0	$24.9	(100.0)%
Gross profit	$0.0	$0.0	(100.0)%	$0.0	$9.4	(100.0)%

Gross margin	0.0%	NM		0.0%	37.9%
Operating income	$0.0	$0.2	(100.0)%	$0.0	$3.2	(100.0)%
Operating margin	0.0%	NM		0.0%	12.8%
Corporate and Other (2)
Net sales	$0.6	$0.8	(28.7)%	$3.0	$3.9	(23.6)%
Gross profit	$(0.0)	$0.0	NM	$1.2	$1.4	NM
Operating loss	$(7.8)	$(7.8)	NM	$(29.7)	$(27.1)	NM
Consolidated
Net sales	$382.5	$299.9	27.5%	$1,411.5	$1,142.1	23.6%
Gross profit	$235.1	$183.7	27.9%	$895.8	$719.3	24.5%
Gross margin	61.5%	61.3%		63.5%	63.0%
SG&A	$192.9	$152.2	26.8%	$684.0	$563.5	21.4%
SG&A as % of net sales	50.4%	50.7%		48.5%	49.3%
Operating income	$46.1	$36.1	27.8%	$233.6	$174.4	34.0%
Operating margin	12.1%	12.0%		16.6%	15.3%
Earnings before income taxes	$44.3	$35.8	23.6%	$230.6	$173.5	32.9%
Net earnings	$36.5	$28.4	28.6%	$176.9	$134.8	31.2%
Net earnings per diluted share	$2.28	$1.68	35.7%	$10.88	$7.99	36.2%

	Fourth Quarter	Fourth Quarter	Fourth Quarter
	Fiscal 2022	Fiscal 2022	Fiscal 2021	Fiscal 2022	Fiscal 2021
	Actual	Guidance(16)	Actual	Actual	Actual
Net earnings per diluted share:
GAAP basis	$2.00	$1.70 - 1.85	$1.50	$10.19	$7.78
LIFO adjustments(17)	(0.02)	0.00	0.27	0.12	0.70
Inventory step-up charge in Johnny Was(18)	0.13	0.14	0.00	0.20	0.00
Tommy Bahama lease termination charges(19)	0.00	0.00	0.00	0.00	0.21
Amortization of recently acquired intangible assets(20)	0.17	0.17	0.00	0.24	0.01
TBBC change in fair value of contingent consideration(21)	0.00	0.00	0.02	0.00	0.05
Lanier Apparel exit charges(22)	0.00	0.00	0.00	0.00	0.04
Gain on sale of Lanier Apparel distribution center (23)	0.00	0.00	(0.12)	0.00	(0.12)
Transaction expenses and integration costs associated with the
Johnny Was acquisition(24)	0.00	0.00	0.00	0.13	0.00
Gain on sale of investment in unconsolidated entity(25)	0.00	0.00	0.00	0.00	(0.68)
As adjusted(15)	$2.28	$2.01 - 2.16	$1.68	$10.88	$7.99

	First Quarter	First Quarter
	Fiscal 2023 Guidance(26)	Fiscal 2022 Actual
Net earnings per diluted share:
GAAP basis	$3.44 - 3.64	$3.45
LIFO adjustments(17)	0.00	0.05
Amortization of recently acquired intangible assets(20)	0.16	0.00
As adjusted(15)	$3.60 - 3.80	$3.50
	Fiscal 2023 Guidance(27)	Fiscal 2022 Actual
Net earnings per diluted share:
GAAP basis	$10.86 - 11.26	$10.19
LIFO adjustments(17)	0.00	0.12
Inventory step-up charge in Johnny Was(18)	0.00	0.20
Amortization of recently acquired intangible assets(20)	0.64	0.24
Transaction expenses and integration costs associated with the
Johnny Was acquisition(24)	0.00	0.13
As adjusted(15)	$11.50 - 11.90	$10.88

(1) Johnny Was was acquired on September 19, 2022 and results presented reflect Johnny Was operations subsequent to the acquisition date.

(2) Beginning in Fiscal 2022, the Company combined Southern Tide, The Beaufort Bonnet Company (TBBC) and Duck Head into the Emerging Brands operating group. Previously, Southern Tide was a separately reported operating group and TBBC and Duck Head were included in Corporate and Other. All prior periods have been restated to conform to the current period presentation.

(3) LIFO adjustments represents the impact of LIFO accounting adjustments. These adjustments are included in cost of goods sold in Corporate and Other.

(4) Inventory step-up charge in Johnny Was represents the impact of purchase accounting adjustments resulting from the step-up of inventory at acquisition of the Johnny Was business. These charges are included in cost of goods sold in Johnny Was.

(5) Lanier Apparel exit charges in cost of goods sold relate to amounts resulting from the exit of the Lanier Apparel business, which was completed in Fiscal 2021. These amounts in Fiscal 2021 primarily consist of estimates of inventory markdowns and costs related to the Merida, Mexico manufacturing facility. These amounts are included in cost of goods sold in Lanier Apparel.

(6) Tommy Bahama lease termination charges represents the charges associated with the termination of the Tommy Bahama New York office and showroom lease in Fiscal 2021. These charges are included in SG&A in Tommy Bahama.

(7) Amortization of Johnny Was intangible assets represents the amortization related to intangible assets acquired as part of the Johnny Was acquisition. These charges are included in SG&A in Johnny Was.

(8) Amortization of Southern Tide intangible assets represents the amortization related to intangible assets acquired as part of the Southern Tide acquisition. These charges are included in SG&A in Emerging Brands.

(9) TBBC change in fair value of contingent consideration represents the impact relating to the change in the fair value of contingent consideration related to the TBBC acquisition. These charges are included in SG&A in Emerging Brands.

(10) Lanier Apparel exit charges in SG&A relate to amounts resulting from the exit of the Lanier Apparel business, which was completed in Fiscal 2021. These amounts in Fiscal 2021 primarily consist of employee charges for retention and severance and termination charges related to certain license agreements. These charges are included in SG&A in Lanier Apparel.

(11) Gain on sale of Lanier Apparel distribution center represents the impact resulting from the sale of the Lanier Apparel Toccoa, Georgia distribution center in Fiscal 2021. This gain is included in royalties and other income in Lanier Apparel.

(12) Transaction expenses and integration costs associated with the Johnny Was acquisition are included in SG&A in Corporate and Other.

(13) Gain on sale of investment in unconsolidated entity represents the impact relating to the gain recognized on the sale of the ownership interest in an unconsolidated entity in Fiscal 2021. Due to the utilization of benefits associated with certain capital losses to substantially offset the gain, there was minimal income tax expense associated with this gain. This gain is included in royalties and other income in Corporate and Other.

(14) Impact of income taxes represents the estimated tax impact of the above adjustments based on the estimated applicable tax rate on current year earnings in the respective jurisdiction.

(15) Amounts in columns may not add due to rounding.

(16) Guidance as issued on December 7, 2022.

(17) LIFO adjustments represents the impact, net of income taxes, on net earnings per share resulting from LIFO accounting adjustments. No estimate for LIFO accounting adjustments is reflected in the guidance for any future periods.

(18) Inventory step-up charge in Johnny Was represents the impact, net of income taxes, on net earnings per share of purchase accounting adjustments resulting from the step-up of inventory at acquisition of the Johnny Was business. No additional inventory step-up charge is expected in future periods.

(19) Tommy Bahama lease termination charges represents the impact, net of income taxes, on net earnings per share of the charges associated with the termination of the Tommy Bahama New York office and showroom lease in Fiscal 2021.

(20) Amortization of recently acquired intangible assets represents the impact, net of income taxes, on net earnings per share resulting from the amortization of intangible assets acquired as part of the Johnny Was and Southern Tide acquisitions. The projected amortization for Fiscal 2023 is expected to be approximately $14 million, or $0.64 per share, based on the preliminary estimate of purchase price allocation of the Johnny Was acquisition.

(21) TBBC change in fair value of contingent consideration represents the impact, net of income taxes, on net earnings per share relating to the change in the fair value of contingent consideration related to the TBBC acquisition.
(22) Lanier Apparel exit charges represents the impact, net of income taxes, on net earnings per share resulting from the exit of the Lanier Apparel business, which was completed in Fiscal 2021.

(23) Gain on sale of Lanier Apparel distribution center represents the impact, net of income taxes, on net earnings per share resulting from the sale of the Lanier Apparel Toccoa, Georgia distribution center in Fiscal 2021.

(24) Transaction expenses and integration costs associated with the Johnny Was acquisition represents the impact of transaction costs and integration costs, net of income taxes, on net earnings per share.

(25) Gain on sale of investment in unconsolidated entity represents the impact, net of income taxes, on net earnings per share relating to the gain recognized on the sale of the ownership interest in an unconsolidated entity in Fiscal 2021. Due to the utilization of benefits associated with certain capital losses to substantially offset the gain, there was minimal income tax expense associated with this gain.

(26) Guidance as issued on March 23, 2023.

(27) Guidance as issued on March 23, 2023. Fiscal 2023 is a 53 week year ending on February 3, 2024, with the additional week included in the fourth quarter of Fiscal 2023.

Direct to Consumer Location Count

	End of Q1	End of Q2	End of Q3	End of Q4
Fiscal 2021
Tommy Bahama
Full-price retail store	104	104	103	102
Retail-food & beverage	21	21	21	21
Outlet	35	35	35	35
Total Tommy Bahama	160	160	159	158
Lilly Pulitzer full-price retail store	59	59	59	58
Johnny Was
Full-price retail store	—	—	—	—
Outlet	—	—	—	—
Total Johnny Was	—	—	—	—
Emerging Brands
Southern Tide full-price retail store	4	4	4	4
TBBC full-price retail store	—	—	—	1
Total Oxford	223	223	222	221
Fiscal 2022
Tommy Bahama
Full-price retail store	102	102	102	103
Retail-food & beverage	21	21	21	21
Outlet	35	35	35	33
Total Tommy Bahama	158	158	158	157
Lilly Pulitzer full-price retail store	59	58	59	59
Johnny Was
Full-price retail store	—	—	64	65
Outlet	—	—	2	2
Total Johnny Was	—	—	66	67
Emerging Brands
Southern Tide full-price retail store	4	5	5	6
TBBC full-price retail store	1	2	2	3
Total Oxford	222	223	290	292